Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

MidCarolina Financial Corporation and Subsidiary

Burlington, North Carolina

We have audited the accompanying consolidated statements of financial condition of MidCarolina Financial Corporation and Subsidiary (hereinafter referred to as the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MidCarolina Financial Corporation and Subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note C to the consolidated financial statements, effective January 1, 2009 the Company changed its method of accounting for other-than-temporary impairment of debt securities as a result of adopting new accounting guidance.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina
March 15, 2011

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2010 and 2009

	2010	2009
	(Amounts in thousands, except share data)
Assets
Cash and due from banks	$1,510	$1,581
Federal funds sold and interest-earning deposits	12,196	7,848
Investment securities:
Available for sale	90,152	70,719
Loans held for sale	2,958	228
Loans	399,829	438,087
Allowance for loan losses	(9,226)	(7,307)

Net loans	390,603	430,780
Investment in stock of Federal Home Loan Bank of Atlanta	2,075	2,322
Investment in life insurance	8,514	8,179
Premises and equipment, net	6,652	7,063
Other assets	16,540	12,284

Total assets	$531,200	$541,004

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand deposits	$38,951	$41,655
Interest-bearing demand deposits	227,944	144,839
Savings	14,197	8,266
Time	184,781	270,260

Total deposits	465,873	465,020

Short-term borrowings	—	520
Long-term debt	23,764	33,764
Accrued expenses and other liabilities	1,139	1,515

Total liabilities	490,776	500,819

Shareholders’ equity:
Noncumulative, perpetual preferred stock, no par value, liquidation value of $1,000 per share, 20,000,000 shares authorized; 5,000 shares issued and outstanding at December 31, 2010 and 2009, respectively	4,819	4,819
Common stock, no par value; 80,000,000 shares authorized; 4,927,828 shares issued and outstanding at December 31, 2010 and 2009, respectively	15,162	14,958
Retained earnings	21,418	20,805
Accumulated other comprehensive loss	(975)	(397)

Total shareholders’ equity	40,424	40,185

Total liabilities and shareholders’ equity	$531,200	$541,004

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(Amounts in thousands, except per share data)
Interest Income
Loans	$22,943	$24,160	$25,763
Investment securities:
Taxable	1,539	2,248	2,725
Tax-exempt	1,167	1,130	836
Federal funds sold and interest-earning deposits	48	21	131
Other	29	24	161

Total interest income	25,726	27,583	29,616

Interest Expense
Demand deposits	2,733	1,510	1,275
Savings deposits	78	20	29
Time deposits	4,344	7,648	12,192
Short-term borrowings	—	15	288
Long-term debt	968	1,247	1,510

Total interest expense	8,123	10,440	15,294

Net Interest Income	17,603	17,143	14,322
Provision for loan losses	6,418	4,455	1,665

Net interest income after provision for loan losses	11,185	12,688	12,657

Noninterest Income
Service charges on deposit accounts	712	910	1,152
Mortgage operations	786	800	571
Investment services	248	245	300
Increase in cash surrender value of life insurance	335	286	299
Gain on sale of available for sale investments	51	189	29
Impairment on nonmarketable investments	—	(126)	—
Total other-than-temporary impairment loss	(110)	(456)	(490)
Portion of loss recognized in other comprehensive income	81	308	—

Net impairment loss recognized in earnings	(29)	(148)	(490)
Other	556	631	359

Total noninterest income	2,659	2,787	2,220

Noninterest Expense
Salaries and employee benefits	5,261	5,626	5,387
Occupancy and equipment	1,506	1,582	1,133
Other outside services	742	374	307
Data processing	1,209	931	787
Office supplies and postage	346	341	350
Deposit and other insurance	1,253	1,280	432
Professional and other services	498	734	550
Advertising	328	338	387
Other real estate owned related costs, net	734	349	(536)
Other	1,004	726	972

Total noninterest expense	12,881	12,281	9,462

Income before income taxes	963	3,194	5,415
Provision for income tax expense (benefit)	(14)	818	1,741

Net income	977	2,376	3,674
Dividends on preferred stock	(364)	(417)	(417)

Net income available to common shareholders	$613	$1,959	$3,257

Net Income Per Common Share:
Basic	$.12	$.40	$.66

Diluted	$.12	$.40	$.66

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(Amounts in thousands)

Net income	$977	$2,376	$3,674

Other comprehensive income (loss):
Securities available for sale:
Change in unrealized holding gains (losses) on available for sale securities, net of actual gains	(839)	1,485	(1,350)
Tax effect	324	(573)	521
Reclassification of impairment on private label collateralized mortgage obligations	29	148	490
Tax effect	(11)	(57)	(189)
Reclassification of gains recognized in net income	(51)	(189)	(29)
Tax effect	20	73	10
Portion of other-than-temporary impairment loss recognized in other comprehensive income	(81)	(308)	—
Tax effect	31	119	—

Total other comprehensive income (loss)	(578)	698	(547)

Comprehensive income	$399	$3,074	$3,127

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2010, 2009 and 2008

	Preferred stock		Common stock		Retained earnings	Accumulated other com- prehensive loss	Total shareholders’ equity
	Shares	Amount	Shares	Amount
			(Amounts in thousands, except share data)
Balance at December 31, 2007	5,000	$4,819	4,618,528	$13,290	$15,378	$(337)	$33,150
Net income	—	—	—	—	3,674	—	3,674
Other comprehensive loss	—	—	—	—	—	(547)	(547)
Preferred dividends paid	—	—	—	—	(417)	—	(417)
Stock options exercised	—	—	309,300	792	—	—	792
Current income tax benefit	—	—	—	498	—	—	498
Expense recognized in connection with stock awards and stock options	—	—	—	46	—	—	46

Balance at December 31, 2008	5,000	4,819	4,927,828	14,626	18,635	(884)	37,196
Cumulative effect of accounting method change	—	—	—	—	211	(211)	—
Net income	—	—	—	—	2,376	—	2,376
Other comprehensive income	—	—	—	—	—	698	698
Preferred dividends paid	—	—	—	—	(417)	—	(417)
Expense recognized in connection with stock awards and stock options	—	—	—	332	—	—	332

Balance at December 31, 2009	5,000	4,819	4,927,828	14,958	20,805	(397)	40,185
Net income	—	—	—	—	977	—	977
Other comprehensive loss	—	—	—	—	—	(578)	(578)
Preferred dividends paid	—	—	—	—	(364)	—	(364)
Expense recognized in connection with stock awards and stock options	—	—	—	204	—	—	204

Balance at December 31, 2010	5,000	$4,819	4,927,828	$15,162	$21,418	$(975)	$40,424

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(Amounts in thousands)
Operating Activities
Net income	$977	$2,376	$3,674
Depreciation and amortization	758	567	481
Provision for loan losses	6,418	4,455	1,665
Stock option expense	204	332	46
Deferred income tax benefit	(1,201)	(1,114)	(573)
Impairment of nonmarketable investments	—	126	—
Gain on sale of investment securities available for sale	(51)	(189)	(29)
Impairment of investment securities available for sale	29	148	490
Other real estate owned related costs, net	734	349	(536)
Gain on sale of loans	(786)	(800)	(571)
Origination of loans held for sale	(35,779)	(42,750)	(21,489)
Proceeds from sales of loans held for sale	33,835	43,322	22,883
Increase in cash surrender value life insurance	(335)	(286)	(299)
Changes in assets and liabilities:
Prepayment of FDIC insurance assessment	1,029	(2,654)	—
Decrease in other assets	296	124	572
Increase (decrease) in accrued expenses and other liabilities	12	(731)	(93)

Net cash provided by operating activities	6,116	3,275	6,221

Investing Activities
Purchases of investment securities available for sale	(86,008)	(44,174)	(51,091)
Maturities and calls of investment securities available for sale	5,060	8,855	25
Principal paydowns on investment securities available for sale	7,493	750	4,793
Sales of investment securities available for sale	52,901	36,162	44,570
Net (increase) decrease in loans from originations and principal repayments	25,613	(10,187)	(65,347)
(Purchase) redemption of FHLB stock	247	(353)	997
Purchases of premises and equipment	(146)	(185)	(1,065)
Improvement costs on other real estate owned	—	(134)	(16)
Proceeds from sale of other real estate owned	3,032	2,511	1,112

Net cash provided (used) by investing activities	8,192	6,755	(66,022)

Financing Activities
Net increase (decrease) in deposits	853	(2,928)	94,051
Net increase (decrease) in short-term borrowings	(520)	520	(19,000)
Proceeds from (repayment of) long-term debt	(10,000)	—	(5,000)
Non-cumulative perpetual preferred stock dividends paid	(364)	(417)	(417)
Proceeds from stock options exercised	—	—	792
Tax benefit from exercise of stock options	—	—	498

Net cash provided (used) by financing activities	(10,031)	(2,825)	70,924

Net increase (decrease) in cash and cash equivalents	4,277	(6,305)	11,123
Cash and cash equivalents, beginning of year	9,429	15,734	4,611

Cash and cash equivalents, end of year	$13,706	$9,429	$15,734

Supplemental Cash Flow Disclosure
Interest paid on deposits and borrowed funds	$8,265	$10,697	$15,305
Income taxes paid	1,096	1,621	2,349

Summary of Noncash Investing and Financing Activities
Unrealized gain (loss) on investment securities available for sale, net of tax effect	$(578)	$698	$(547)
Transfer of loans to other real estate owned	8,146	3,982	1,904

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Note A - Organization and Operations

In April 2002, the shareholders of MidCarolina Bank (the “Bank”) approved an Agreement and Plan of Reorganization pursuant to which the Bank became a wholly owned banking subsidiary of MidCarolina Financial Corporation (the “Company”), a North Carolina corporation formed as a holding company for the Bank. At the closing of the holding company reorganization, one share of the Company’s no par value common stock was exchanged for each of the outstanding shares of the Bank’s common stock.

The Bank was incorporated and began operations on August 14, 1997. The Bank is engaged in general commercial banking primarily in Alamance and Guilford Counties, North Carolina, and operates under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation. The Bank undergoes periodic examinations by those regulatory authorities.

Note B - Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts and transactions of the Company, the Bank, and the Bank’s wholly owned subsidiary, MidCarolina Investments, Inc. The Company wholly owns the capital trusts used to issue trust preferred securities. The trusts are not consolidated as a part of these financial statements. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

Preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-earning deposits. Federal regulations require institutions to set aside specified amounts of cash as reserves against transactions and time deposits. As of December 31, 2010, the daily average gross reserve requirement was $139,000. Due from bank balances are maintained in other financial institutions. Federal funds sold are generally purchased and sold for one-day periods, but may from time to time have longer terms.

Investment Securities

Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Investment securities held for current resale are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. The Company currently has no such securities. Investment securities not classified either as securities held to maturity or trading securities are classified as available for sale and reported at fair value, with net unrealized gains and losses net of related taxes excluded from earnings and reported as accumulated other comprehensive income in shareholders’ equity. The classification of investment securities as held to maturity, trading or available for sale is determined at the date of purchase. Realized gains and losses from sales of investment securities are determined based upon the specific identification method on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Loans and Interest Income

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their unpaid principal balances, less unearned income and net of any deferred loan origination fees and costs. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Interest income is recorded as earned on an accrual basis. The Company discontinues the recognition of interest income when, in the opinion of management, collection of such interest is doubtful. It is the general policy of the Company to discontinue the accrual of interest on loans, including loans impaired when principal or interest payments are contractually delinquent 90 days or more. Any unpaid amounts previously accrued on these loans are reversed from income. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when, in management’s judgment, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines when loans become impaired through its normal loan administration and review functions. Loans identified as troubled debt restructurings (TDRs) are considered impaired. Loans identified as substandard or doubtful as a result of the loan review process are potentially impaired loans. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired, provided that management expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest revenue on impaired loans is discontinued when the loans meet the criteria for nonaccrual status described above.

Loans Held for Sale

The Company originates single family, residential first mortgage loans on a presold basis. Loans held for sale are carried at the lower of cost or fair value in the aggregate as determined by outstanding commitments from investors. At closing, these loans, together with their servicing rights, are sold to other financial institutions under prearranged terms. The Company recognizes certain origination and servicing release fees upon the sale which are classified as mortgage operations on the consolidated statements of operations.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectibility of principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

The Company’s allowance for possible loan losses consists of three elements: (i) specific valuation allowance determined in accordance with ASC Topic 310 based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with ASC Topic 450 based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances determined in accordance with ASC Topic 450 based on general conditions and other qualitative risk factors both internal and external to the Company.

The general reserves are determined by applying loss percentages to the portfolio that are based on recent historical loss experience and management’s evaluation and “risk grading” of the loan portfolio. The historical loss experience is a weighted average calculation using a rolling 12-quarters worth of net charge-offs and weighted to the most recent quarter using the sum of the year’s digits. Additionally, the general economic and business conditions affecting key lending areas, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, the findings of internal and external credit reviews and results from external bank regulatory examinations are included in this evaluation. The specific reserves are determined on a loan-by-loan basis based on management’s evaluation of the Company’s exposure for each credit, given the current payment status of the loan and the value of any underlying collateral. These are loans classified by management as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize adjustments to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the respective assets as follows:

Buildings	15 - 40 years
Leasehold improvements	Shorter of lease term or 15 years
Furniture and equipment	3 - 10 years

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management to ensure the assets are carried at fair value less cost to sell. If there are subsequent declines in fair value, the assets are written down to its then current fair value through a charge to operations. Revenue and expenses from operations and the impact of any subsequent changes in the carrying value are included in other noninterest expense.

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). At December 31, 2010 and 2009, the balance of FHLB stock held by the Company was $2.1 million and $2.3 million, respectively. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Income Taxes

Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities that will result in taxable or deductible amounts in future years. These temporary differences are multiplied by the enacted income tax rate expected to be in effect when the taxes become payable or receivable. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.

Accumulated Other Comprehensive Income (Loss)

Comprehensive income is defined as the change in equity during a period for non-owner transactions and is composed of net income and other comprehensive income (loss). Other comprehensive income includes revenues, expenses, gains and losses that are excluded from earnings under current accounting standards. As of and for the years presented, the components of other comprehensive income for the Company consisted of the unrealized gains and losses, net of taxes, in the Company’s available for sale securities portfolio.

Accumulated other comprehensive income (loss) at December 31, 2010 and 2009 consists of the following:

	2010	2009
	(Amounts in thousands)

Unrealized holding losses - securities available for sale	$(1,587)	$(645)
Deferred income taxes	612	248

Net unrealized holding losses - securities available for sale	(975)	(397)

Total other accumulated other comprehensive loss	$(975)	$(397)

Stock Compensation Plans

U.S. Generally Accepted Accounting Principals (GAAP) requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (usually the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. GAAP also requires that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company awarded 99,500 options in 2009 and recognized stock compensation expense of $332,000. No stock options were exercised during 2009 or 2010. Cash flows provided by financing activities from the exercise of stock options amounted to $1.3 million for the year ended December 31, 2008. There were no cash flows provided by financing activities from the exercise of stock options for the years ended December 31, 2010 and 2009.

Net Income Per Common Share

Basic and diluted net income per share has been computed based on the weighted average number of shares outstanding during each period after retroactively adjusting for all applicable declared stock splits effected in the form of stock dividends. Diluted net income per share reflect additional shares of common stock that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Stock options that have exercise prices greater than the average market price of the common shares are considered antidilutive. At December 31, 2010, 2009 and 2008 there were 371,504, 269,774 and 148,228 antidilutive options respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Basic and diluted net income per share have been computed based upon net income available to common shareholders as presented in the accompanying consolidated statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below:

	2010	2009	2008

Weighted average number of common shares used in computing basic net income per share	4,927,828	4,927,828	4,915,350

Effect of dilutive stock options	—	2,482	1,526

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per share	4,927,828	4,930,310	4,916,876

Segment Reporting

GAAP requires management to report selected financial and descriptive information about reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation. In all material respects, the Company’s operations are entirely within the commercial banking segment, and the consolidated financial statements presented herein reflect the results of that segment. Also, the Company has no foreign operations or customers.

Reclassification

There were no reclassifications made to prior period amounts in order to conform to reclassifications used in 2010.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140, which was subsequently codified by the FASB under ASC Topic 860 (“Topic 860”). Topic 860 seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. Specifically, Topic 860 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. SFAS No. 166 as codified under ASC Topic 860 is effective for financial asset transfers occurring after the beginning of fiscal years beginning after November 15, 2009. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), which was subsequently codified by the FASB as ASC Topic 810 (“Topic 810-10”). Topic 810 amends FASB Interpretation No. 46(R), Variable Interest Entities, for determining whether an entity is a variable interest entity (“VIE”) and requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. Under Topic 810, an enterprise has a controlling financial interest when it has (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Topic 810 also requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has power to direct the activities of the VIE that most significantly impact the entity’s economic performance. Topic 810 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE, requires enhanced disclosures and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

eliminates the scope exclusion for qualifying special-purpose entities. SFAS No. 167 as codified under ASC Topic 810 is effective as of the beginning of fiscal years beginning after November 15, 2009, and is applied using a cumulative effect adjustment to retained earnings for any carrying amount adjustments. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Fair Value Measurements Disclosures, which amends Subtopic 820-10 of the FASB Accounting Standards Codification to require new disclosures for fair value measurements and provides clarification for existing disclosures requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This update clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company has included the required disclosures within the consolidated financial statements

In July 2010, the FASB issued Accounting Standards Update No 2010-20, Receivables (“ASC 310-30”): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The objective of this ASU is for an entity to provide disclosures that facilitate financial statement users’ evaluation of the following:

•	The nature of credit risk inherent in the entity’s portfolio of financing receivables;

•	How that risk is analyzed and assessed in arriving at the allowance for credit losses; and

•	The changes and reasons for those changes in the allowance for credit losses.

To achieve these objectives, an entity should provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The ASU makes changes to existing disclosure requirements and includes additional disclosure requirements about financing receivables, including:

•	Credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables;

•	The aging of past due financing receivables at the end of the reporting period by class of financing receivables; and

•	The nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses.

For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. These disclosures have been included in year-end 2010 reporting as applicable.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Note C - Investment Securities

The following is a summary of investment securities by major classification at December 31, 2010 and 2009:

	December 31, 2010
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. government agency securities	$10,590	$45	$130	$10,505
Mortgage-backed securities	39,278	299	363	39,214
GSE CMO’s	8,757	29	93	8,693
Private label CMO’s	810	—	84	726
State and municipal	31,804	72	1,172	30,704
Subordinated debentures	500	—	190	310

Total	$91,739	$446	$2,032	$90,152

	December 31, 2009
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. government agency securities	$12,113	$13	$69	$12,057
Mortgage-backed securities	23,690	1,246	19	24,917
Private label CMO’s	5,683	6	713	4,976
State and municipal	29,379	191	1,121	28,449
Subordinated debentures	500	—	180	320

Total	$71,365	$1,456	$2,102	$70,719

Information pertaining to securities with gross unrealized losses at December 31, 2010 and 2009, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

	2010
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
	(Amounts in thousands)
Securities available for sale:
U.S. government agency securities	$7,434	$130	$—	$—	$7,434	$130
Mortgage-backed securities	17,236	363	—	—	17,236	363
GSE CMO’s	4,031	93	—	—	4,031	93
Private label CMO’s	—	—	—	—	—	—
State and municipal	23,177	811	2,415	361	25,592	1,172
Subordinated debentures	—	—	310	190	310	190

Total temporarily impaired securities	$51,878	$1,397	$2,725	$551	$54,603	$1,948

Other than temporary impairment
Private label CMO’s	$—	$—	$726	$84	$726	$84

Total other than temporarily impaired securities	$—	$—	$726	$84	$726	$84

	2009
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
	(Amounts in thousands)
Securities available for sale:
U.S. government agency securities	$7,095	$69	$—	$—	$7,095	$69
Mortgage-backed securities	2,039	19	—	—	2,039	19
Private label CMO’s	—	—	2,295	405	2,295	405
State and municipal	9,042	273	7,384	848	16,426	1,121
Subordinated debentures	—	—	320	180	320	180

Total temporarily impaired securities	$18,176	$361	$9,999	$1,433	$28,175	$1,794

Other than temporary impairment
Private label CMO’s	$1,051	$153	$729	$155	$1,780	$308

Total other than temporarily impaired securities	$1,051	$153	$729	$155	$1,780	$308

The Company had 54 securities with gross unrealized losses at December 31, 2010. These securities include four U.S. government agency bonds, nine mortgage-backed securities, three government sponsored enterprise collateralized mortgage obligations, one private label collateralized mortgage obligation, 36 state and municipal securities and one subordinated debenture. The government sponsored enterprise collateralized mortgage obligations were comprised of GNMA issues. Management feels that the unrealized loss is attributable to a limited market for trading these types of securities and the interest rate spreads. None of the unrealized losses identified on temporarily impaired securities as of December 31, 2010 or 2009 relate to the issuer’s ability to honor redemption obligations or the marketability of the securities. The bond ratings of the municipal securities include two AAA rated bonds, twenty-nine AA rated bonds and five A rated bonds. No municipal securities have a rating below A. The municipal

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

securities portfolio is geographically diversified. It is not more likely than not that these securities will have to be sold prior to recovery.

The aggregate amortized cost and fair value of debt securities at December 31, 2010, by remaining contractual maturity, are shown below. Actual expected maturities for may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized	Fair
	cost	value
	(Amounts in thousands)

U.S. agency securities:
Due in 1 year or less	$6,566	$6,451
Due in 1 year through 5 years	3,024	3,075
Due after 5 years through 10 years	1,000	979
Due after 10 years	—	—
State and municipal securities:
Due in 1 year or less	—	—
Due in 1 year through 5 years	7,398	7,178
Due after 5 years through 10 years	11,638	11,474
Due after 10 years	12,768	12,052
Subordinated debentures:
Due after 5 years through 10 years	500	310
Other equity securities	—	—
Government service enterprise CMO’s	8,757	8,693
Private label CMO’s	810	726
Mortgage-backed securities	39,278	39,214

Total	$91,739	$90,152

Proceeds from sales of investment securities available for sale amounted to $52.9 million, $36.2 million and $44.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. Aggregate gross realized gains from the sales of investment securities available for sale amounted to $954,000, $406,000 and $29,000 for the years ended December 31, 2010, 2009 and 2008, respectively. Gross realized losses from the sale of investment securities available for sale amounted to $903,000, $217,000, and $0 for the years ended December 31, 2010, 2009 and 2008. Realized losses from the impairment of private label mortgage backed securities amounted to $29,000 for the year ended December 31, 2010, $148,000 for the year ended December 31 2009 and $490,000 for the year ended December 31, 2008, resulting from increased default rates on underlying collateral payments and credit rating deterioration.

Debt securities were divided into two groups, those rated investment grade by at least one nationally-recognized rating agency and those rated below investment grade by all nationally-recognized agencies. Impairment of debt securities consistently rated investment grade is considered temporary unless specific contrary information is identified. None of the debt securities consistently rated investment grade were considered to be other-than-temporarily impaired at December 31, 2010 and December 31, 2009.

At December 31, 2010 approximately $1.3 million (based on amortized cost before impairment charges) of our taxable portfolio, (consisting of one private label mortgage-backed security and one subordinated debenture) was rated below investment grade by all nationally-recognized rating agencies. At December 31, 2010, the aggregate unrealized loss on the private label mortgage-backed security and subordinated debenture totaled $274,000 before recognition of any other-than-temporary impairment charges. Impairment of securities rated below investment grade were evaluated to determine if we expect to recover the entire amortized cost basis of the security. This evaluation for the private label CMO was based on projections of estimated cash flows based on individual loans underlying

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

each security using current and anticipated increases in unemployment and default rates, decreases in housing prices and increases in loss severity at foreclosure. The evaluation of the subordinated debentures was based on an analysis of the issuer’s financial statements, debt service reserves, past debt service performance as well as other factors.

The primary assumptions used in this evaluation were:

Prepayments - starting with current refinancing and payoff prepayment vector statistics based on information derived from the trustee. The bond’s prepayment vector (VPR) anticipates 6 VPR for 2 months and then returns to historical norms of 4 VPR to maturity.

Default rate – The model takes the consumer default rate from the mortgage backed bond’s 2 month average default rate from 5.4% and ramps it up to 17.5% over the next 12 months, where it remains for another 12 months and down to 4.0% through maturity.

Loss severity – Recoveries on liquidation collateral for this bond have been relatively high for Alternative A collateral in the current economic environment, most likely due to the low initial loan-to-value and geographic diversity in this deal. During the past two quarters severity was 37%, therefore, estimated foreclosure rate assumptions are 35% over the life of the instrument. Loss severity includes estimated holding and disposal expenses.

Discount rates – estimated cash flows were discounted at 6.00% based on our purchase yield of the private label CMO analyzed.

The evaluation uses an adjusted loan to value ratio as part of our evaluation of whether the unrealized losses on this security are temporary or other-than-temporary. The adjusted loan to value ratio is based on the original loan to value ratio inherent in the security, adjusted for changes in housing prices, prepayment speeds, default rates and credit enhancements. A higher adjusted loan to value ratio indicates a greater likelihood that projected cash flows may result in losses. A shortfall between our current amortized cost and the present value of expected cash flows we are likely to collect, based on all available information, is referred to as the credit loss, which is the amount recognized in net income.

The evaluation of previously recognized other-than-temporary impairment at December 31, 2008 was $490,000. In accordance with the provision set forth in ASC 320-10-65-1 of the other-than-temporary impairment charge recognized in 2008, $343,000 was determined to relate to other non-credit-related factors in the market place. This resulted in an adjustment to the opening balance of retained earnings with a corresponding adjustment to accumulated other comprehensive income in the amount of $211,000, net of tax effect.

Based on our evaluation, one security was identified with other-than-temporary impairment at December 31, 2010. For the year-ended December 31, 2010 total other than temporary impairment losses totaled $110,000 and of this amount estimated credit losses totaled $29,000 on this security, which was charged against earnings. For the year-ended December 31, 2009 total other than temporary impairment losses totaled $456,000 and of this amount estimated credit losses totaled $148,000 on this security, which was charged against earnings. The difference between total unrealized losses and estimated credit losses on these securities was charged against accumulated other comprehensive income, net of deferred taxes.

The following table shows a roll forward of the amount related to credit losses recognized on debt securities held by the Company for which a portion of an other-than-temporary impairment was recognized in other comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

	Twelve Months Ended December 31,
	2010	2009
	(Amounts in thousands)
Balance of credit losses on debt securities at the beginning of the period	$148	$—

Additional increase related to the credit loss for which an other-than-temporary impairment was previously recognized	29	148

Balance of credit losses on debt securities at the end of the current period	$177	$148

At December 31, 2010, the balance of Federal Home Loan Bank (“FHLB”) of Atlanta stock held by the Company is $2.2 million. On May 11, 2010, the FHLB announced that it would pay a dividend for the first quarter of 2010. On June 30, 2010, the FHLB also announced its intentions of repurchasing up to $300 million of its stockholders’ capital that its “members” owned in excess of amounts the members are required to own. This repurchase was transacted on July 15, 2010. On July 29, 2010, the FHLB announced that it would pay a dividend for the second quarter of 2010. On October 29, 2010, the FHLB announced that it would pay a dividend for the third quarter of 2010. The FHLB also announced on October 29, 2010 its intentions of repurchasing up to $300 million of its stockholders’ capital that its “members” owned in excess of amounts the members are required to own. This repurchase did take place on November 15, 2010. Given this, management believes that its investment in FHLB stock was not other-than-temporarily impaired as of December 31, 2010. However, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of the FHLB stock held by the Company.

Investment securities with amortized cost of $25.0 million and fair value of $24.7 million at December 31, 2010 were pledged to secure both financing from the FHLB and for public monies on deposit as required by law.

Note D - Loans

Following is a summary of loans at December 31, 2010 and 2009:

	2010	2009
	(Amounts in thousands)

Real estate:
Construction loans	$43,934	$67,635
Commercial mortgage loans	173,275	174,926
Home equity lines of credit	43,611	44,627
Residential mortgage loans	72,370	81,377

Total real estate loans	333,190	368,565

Commercial and industrial loans	61,230	64,173
Loans to individuals for household, family and other personal expenditures	5,398	5,383
Unamortized net deferred loan origination (fees) costs	11	(34)

Total loans	$399,829	$438,087

The recorded investment in loans on nonaccrual status was $7.5 million and $7.3 million as of December 31, 2010 and 2009, respectively. At December 31, 2010 and 2009, the recorded investment in loans considered impaired totaled $20.2 million and $11.0 million, respectively. Impaired loans of $6.7 million and $8.2 million at December 31, 2010 and 2009 had corresponding valuation allowances of $695,000 and $1.2 million, respectively. At December 31, 2010, $4.6 million of the $20.2 million of impaired loans was attributed to twelve troubled debt restructurings (TDRs) and represented $273,000 of the $695,000 valuation allowance. Eight of the twelve TDRs are accruing interest as of December 31, 2010. At December 31, 2009, $2.6 million of the $11.0 million of impaired loans was attributed to two troubled debt restructurings (TDRs) and represented $597,000 of the $1.2 valuation allowance. The two TDRs are accruing interest as of December 31, 2009. Impaired loans of $13.4 million and $2.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

million at December 31, 2010 and 2009 had no valuation allowances. For the years ended December 31, 2010, 2009 and 2008, the average recorded investment in impaired loans was approximately $23.1 million, $5.7 million and $2.9 million, respectively. The amount of interest recognized on impaired loans during the portion of the year that they were impaired was $1.0 million for 2010 and was not material for 2009 and 2008.

Loan Origination/Risk Management. The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial and industrial loans are underwritten after evaluating and understanding the borrowers’ ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. Once it is determined that the borrower’s management possesses sound ethics and solid business acumen, the Company’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable, inventory or equipment and usually incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of the funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial real estate and commercial mortgage loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in real estate markets or the general economy. The properties securing the Corporation’s commercial real estate portfolio are diverse in terms of type. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Company avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2010, approximately 22.1% of the outstanding principal balance of the Company’s commercial real estate loans were secured by owner-occupied properties.

With respect to loans to developers and builders that are secured by non-owner occupied properties that the Corporation may originate from time to time, the Company generally requires the borrower to have an existing relationship with Company and have a proven record of success. Commercial and Residential Construction loans are underwritten utilizing independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with the repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Most residential mortgage loans originated by the Company are sold into the secondary market adhering to secondary market underwriting requirements. However, residential mortgage loans retained in-house are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

underwritten with a bias toward first liens against the borrowers’ primary residence, generally located in the Company’s target market area. In-house residential mortgages must meet loan-to-value appraisal and debt ratio guidelines.

The Company originates consumer loans utilizing a computer based credit score analysis to supplement the underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by line and staff personnel. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimize risk. Additionally, trend and outlook reports are viewed by management on a regular basis.

Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum loan-to-value percentage of 90%, collection remedies, the number of such loans a borrower can have at one time and documentation requirements.

The Company maintains an independent loan review function that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to management. The loan review process compliments and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

Concentrations of Credit. Most of the Company’s lending activity occurs within the counties of Alamance and Guilford counties in the state of North Carolina as well as other markets. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. As of December 31, 2010 and 2009, there was no concentration of loans related to any single industry in excess of 11% of total loans.

The Company’s lending is concentrated primarily in Alamance and Guilford Counties and the surrounding areas. The Company had loan and deposit relationships with most of its directors and executive officers and with companies with which certain directors and executive officers are associated. The following is a reconciliation of loans directly outstanding to executive officers, directors and their affiliates (amounts in thousands):

Balance at December 31, 2009	$9,659
New loans	3,190
Principal repayments	(2,694)

Balance at December 31, 2010	$10,155

As a matter of policy, these loans and credit lines are approved by the Bank’s Board of Directors and are made with interest rates, terms, and collateral requirements comparable to those required of other borrowers. In the opinion of management, these loans do not involve more than the normal risk of collectability.

Non-Accrual and Past Due Loans. The following past due and nonaccrual policy applies to all classes of loans. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all principal and interest amounts contractually are brought current and future payments are reasonably assured.

Charge-off of Uncollectible Loans. When any loan or portion thereof becomes uncollectible, the loan will be charged down or charged off against the allowance for loan and lease losses. Residential mortgages are charged-off or written down to fair value when the loan has been foreclosed and the balance exceeds the market value of the collateral. Home equity lines of credit are either charged-off or written down to fair value, when determined that there is not sufficient equity in the loan to cover the Company’s exposure. Loans in any portfolio may be charged-off prior to the policies described above when a loss confirming event occurred, such as bankruptcy (unsecured),

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

continued delinquency, or receipt of an asset valuation indicating collateral deficiency for an asset serving as sole source of repayment.

Age Analysis of Past Due Loans

As of December 31, 2010 (in thousands)

	30-89 Days Past Due	Greater than 90 Days Past Due (1)	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing

Loans:
Commercial construction loans	$195	$—	$195	$9,214	$9,409	$—
Commercial mortgage loans	362	4,868	5,230	168,045	173,275	—
Commercial and industrial loans	311	99	410	60,820	61,230	—
Residential construction loans	—	3,383	3,383	31,142	34,525	—
Residential mortgage loans	807	455	1,262	71,119	72,381	—
Consumer loans	184	53	237	5,161	5,398	—
Home equity lines of credit	33	221	254	43,357	43,611	—

Total	$1,892	$9,079	$10,971	$388,858	$399,829	$—

(1)	As the Company has no loans past due 90 or more days and still accruing, this category only includes non-accrual loans.

Impaired Loans. The following impaired loan policy applies to all classes of loans. Impaired loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in total for smaller-balance loans of a similar nature and on an individual loan basis for other loans. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectable. Year-end impaired loans are set forth in the following table.

For the twelve months ended December 31, 2010 (in thousands)

	Unpaid			Average	Interest
	Principal	Recorded	Related	Recorded	Income
	Balance	Investment	Allowance	Investment	Recognized
With no related allowance recorded:
Commercial construction loans	$—	$—	$—	$—	$—
Commercial mortgage loans	6,382	6,382	—	7,332	289
Commercial and industrial loans	3,365	3,365	—	4,549	144
Residential construction loans	3,013	3,013	—	3,635	172
Residential mortgage loans	362	362	—	402	26
Consumer loans	75	75	—	69	5
Home equity lines of credit	223	223	—	446	20

Subtotal	13,420	13,420	—	16,433	656

With a related allowance recorded:
Commercial construction loans	—	—	—	—	—
Commercial mortgage loans	1,907	1,907	352	1,796	92
Commercial and Industrial loans	1,640	1,640	40	1,784	98
Residential construction loans	2,032	2,032	253	2,038	100
Residential mortgage loans	1,152	1,152	46	1,059	72
Consumer loans	7	7	4	—	—
Home equity lines of credit	—	—	—	—	—

Subtotal	6,738	6,738	695	6,677	362

Totals
Commercial construction loans	—	—	—	—	—
Commercial mortgage loans	8,289	8,289	352	9,129	381
Commercial and Industrial loans	5,005	5,005	40	6,333	242
Residential construction loans	5,045	5,045	253	5,673	272
Residential mortgage loans	1,514	1,514	46	1,461	98
Consumer loans	82	82	4	69	5
Home equity lines of credit	223	223	—	445	20

Grand total	$20,158	$20,158	$695	$23,110	$1,018

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Of the $13.4 million of impaired loans with no related allowance recorded, $7.0 million is recorded at fair value after previous recognition of $2.1 million of charge-offs prior to year-end.

Credit Quality Indicators. As part of the on-going monitoring of the credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the weighted –average risk grade commercial loans, (ii) the level of classified commercial loans, (iii) net charge-offs, (iv) non-performing loans (see details above) and (v) the general economic conditions in the state of North Carolina.

The Company utilizes a risk grading matrix to assign a risk grade to each of its commercial loans. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 grades is as follows:

•

Grade 1– Virtually no risk – Credits in this grade are virtually risk-free. Credits are secured by assignment of certificates of deposits issued by the Company, US Treasury notes or properly margined, readily marketable securities. Positive control must be maintained by the Company. The repayment program is well-defined and achievable and repayment sources numerous.

•

Grade 2 – Minimal credit risk – This grade is reserved for new and existing loans where the borrower has documented significant overall financial strength. A liquid financial statement with substantial liquid assets, particularly relative to the debts. Borrowers are required to show excellent sources of repayment, with no significant identifiable risk of collection.

•

Grade 3 – Average credit risk – These loans have excellent sources of repayment, with no significant identifiable risk of collection. The borrowers have documented historical cash flow that meets or exceeds required minimum Company’s guidelines. The borrower must have adequate secondary sources to liquidate the debt, or liquidation value for the net worth of the borrower or guarantor.

•	Grade 4 – Average credit risk – These loans have adequate sources of repayment, with little identifiable risk of collection.

•

Grade 5 – Above average credit risk – These loans show signs of weakness in either adequate sources of repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss.

•

Grade 6 – Special mention – These loans have clearly defined weaknesses in primary source of repayment that, if not corrected, could cause a loss to the Company. The loans constitute an undue and unwarranted credit risk to the Company, but are not considered so severe as to meet the definition of Substandard.

•

Grade 7 – Substandard – This grade includes loans that are inadequately protected by the current net worth and paying capacity of the obligator or of the collateral pledged. The loans have well defined weaknesses that jeopardize the liquidation of the debt and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•

Grade 8 – Doubtful – This category has the weaknesses inherent in substandard loans and the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable. The loans are not yet graded as loss because certain events may occur that could salvage the outstanding debt such as the injection of capital, alternative financing is obtained, or the pledging of additional collateral. Doubtful is a temporary grade where loss is anticipated but is not quantified with any degree of accuracy.

•

Grade 9 – Loss – These loans are considered uncollectable and of such little value that their continuance as a bankable asset is not warranted. “Loss” is not intended to imply that the loan or some portion of it will never be paid, nor does it in any way imply that there has been a forgiveness of debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Commercial Credit Exposure

Credit Risk Profile by Internally Assigned Grade

Code	Commercial Construction	Commercial Mortgage	Commercial and Industrial
Virtually no credit risk	$—	$—	$692
Minimal credit risk	—	—	983
Good credit risk	—	11,364	9,808
Acceptable credit risk	2,061	94,969	30,997
Above average credit risk	3,954	43,906	13,857
Special mention	1,567	12,911	3,443
Substandard	1,827	10,125	1,450
Doubtful	—	—	—
Loss	—	—	—

	$9,409	$173,275	$61,230

Consumer Credit Exposure

Credit Risk Profile by Creditworthiness Category

Grade	Residential Construction	Residential Mortgage	Consumer	Home Equity Lines of Credit

Virtually no credit risk	$—	$—	$—	$—
Minimal credit risk	—	639	70	26
Good credit risk	967	708	207	444
Acceptable credit risk	6,300	43,131	4,800	40,660
Above average credit risk	12,644	21,407	294	1,886
Special mention	8,575	4,496	26	456
Substandard	6,039	1,989	1	139
Doubtful	—	—	—	—
Loss	—	—	—	—

	$34,525	$72,370	$5,398	$43,611

Consumer and Commercial Credit Exposure

Credit Risk Profile Based on Payment History

Status	Construction	Commercial Mortgage	Home Equity Lines of Credit	Residential Mortgage	Commercial and Industrial	Consumer

Performing	$40,551	$168,407	$43,390	$71,915	$61,131	$5,345
Nonperforming	3,383	4,868	221	455	99	53

	$43,934	$173,275	$43,611	$72,370	$61,230	$5,398

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Note E - Allowance for Loan Losses

The allowance for loan losses is a reserve established through a provision for possible loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Company’s allowance for possible loss methodology includes allowance allocations calculated in accordance with ASC Topic 310, Receivables and allowance allocations calculated in accordance with ASC Topic 450, Contingencies. Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The corporation’s process for determining the appropriate level of the allowance for possible loan losses is designed to account for credit deterioration as it occurs. The provision for possible loan losses reflects loan quality trends, including the levels of and trends related to non-accrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors. The provision for possible loan losses also reflects the totality of actions taken on all loans for a particular period. In other words, the amount of the provision reflects not only the necessary increases in the allowance for possible loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including among other things, any necessary increases or decreases in required allowances for specific loans or loan pools.

The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, resent economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including, among other things, the performance of the Company’s loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

The Company’s allowance for possible loan losses consists of three elements: (i) specific valuation allowance determined in accordance with ASC Topic 310 based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with ASC Topic 450 based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances determined in accordance with ASC Topic 450 based on general conditions and other qualitative risk factors both internal and external to the Company.

The allowance established for probable losses on specific loans are based on a regular analysis and evaluation of problem loans. Loans are classified based on an internal credit risk grading process that evaluates, among other things; (i) obligor’s ability to repay; (ii) the underlying collateral, if any; and (iii) the economic environment and industry in which the borrower operates. This analysis is performed at the relationship manager level for all commercial loans. When a loan has a calculated grade of 7 or higher a special assets officer analyzes the loan to determine whether the loan is impaired and, if impaired, the need to specifically allocate a portion of the allowance for possible loan losses to the loan. Specific valuation allowances are determined by analyzing the borrower’s ability to repay amounts owed, collateral deficiencies, the relative risk grade of the loan and economic conditions affecting the borrower’s industry, among other things.

Historical valuation allowances are calculated based on the historical loss experience of specific types of loans and the internal risk grade of such loans at the time they were charged-off. The Company calculates historical loss ratios for pools of similar loans with similar characteristics based on the proportion of actual charge-offs experienced to the total population of loans in the pool. The historical loss ratios are periodically updated based on actual charge-off experience. A historical valuation allowance is established for each pool of similar loans based on the product of the historical loss ratio and the total dollar amount of the loans in the pool. The Company’s pools of similar loans

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

include similar risk-graded groups of commercial and industrial loans, commercial real estate loans, consumer real estate loans and consumer and other loans.

General valuation allowances are based on general economic conditions and other qualitative risk factors both internal and external to the Company. In general, such valuation allowances are determined by evaluating among other things; (i) the experience, ability and effectiveness of the Bank’s lending management and staff; (ii) the effectiveness of the Company’s loan policies, procedures and internal controls; (iii) changes in asset quality; (iv) changes in loan portfolio volume; (v) the composition and concentrations of credit; (vi) the impact of competition on loan structuring and pricing; (vii) the effectiveness of the internal loan review function; (viii) the impact of environmental risks on portfolio risks: and (ix) the impact of rising interest rates on portfolio risk. Management evaluates the degree of risk that each one of these components has on the quality of the loan portfolio on a quarterly basis. Each component is determined to have either a high, moderate or low degree of risk. The results are then input into a “general allocation matrix” to determine an appropriate general valuation allowance.

Included in the general valuation allowances are allocations for groups of similar loans with risk characteristics that exceed certain concentration limits established by management. Concentration risk limits have been established, among other things, for certain industry concentrations, large balance and highly leveraged credit relationships that exceed specified risk grades, and loans originated with policy exceptions that exceed specified risk grades.

Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Furthermore, consumer loan accounts are charged-off automatically based on regulatory requirement.

An analysis of activity in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008 follows:

	2010	2009	2008
	(Amounts in thousands)
Balance at beginning of year	$7,307	$5,632	$4,462
Provision for loan losses	6,418	4,455	1,665

Charge-offs	(4,810)	(3,025)	(533)
Recoveries	311	245	38

Net charge-offs	(4,499)	(2,780)	(495)

Balance at end of year	$9,226	$7,307	$5,632

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Allowance for Loan Losses and Recorded Investment in Loans

For the Twelve Months Ended December 31, 2010 (in thousands)

		Real Estate
	Construction Loans	Commercial Mortgage Loans	Home Equity Lines of Credit	Residential Mortgage Loans	Commercial and Industrial Loans	Consumer Loans	Total
Allowance for loan losses
Beginning balance	$1,127	$2,918	$744	$1,358	$1,071	$89	$7,307
Charge-offs	2,388	965	319	462	611	65	4,810
Recoveries	131	2	—	25	103	50	311
Provision	3,209	1,284	385	642	834	64	6,418

Ending balance	$2,079	$3,239	$810	$1,563	$1,397	$138	$9,226

Portion of ending balance:
Individually evaluated for impairment	$253	$352	$—	$46	$40	$4	$695
Collectively evaluated for impairment	1,826	2,887	810	1,517	1,357	134	8,531

Total loans evaluated for impairment	$2,079	$3,239	$810	$1,563	$1,397	$138	$9,226

Loans
Ending balance	$43,934	$173,275	$43,611	$72,381	$61,230	$5,398	$399,829

Portion of ending balance:
Individually evaluated for impairment	$5,045	$8,289	$223	$1,514	$5,005	$82	$20,158
Collectively evaluated for impairment	38,889	164,986	43,388	70,867	56,225	5,316	379,671

Total loans evaluated for impairment	$43,934	$173,275	$43,611	$72,381	$61,230	$5,398	$399,829

Note F - Premises and Equipment

The following is a summary of premises and equipment:

	2010	2009
	(Amounts in thousands)
Land	$1,864	$1,864
Buildings and leasehold improvements	5,458	5,458
Furniture and equipment	2,485	2,338

	9,807	9,660

Less accumulated depreciation	3,155	(2,597)

Total	$6,652	$7,063

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 amounted to approximately $557,000, $577,000 and $444,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Note G - Time Deposits

Time deposits in denominations of $100,000 or more were $158.8 million and $227.9 million at December 31, 2010 and 2009, respectively. Interest expense on such deposits aggregated approximately $3.9 million and $6.6 million in 2010 and 2009, respectively. Related party deposits totaled $5.5 million at December 31, 2010 and $8.0 million at December 31, 2009. Time deposits in denominations of $100,000 or more, maturing subsequent to December 31, 2010 are as follows (amounts in thousands):

2011	$110,349
2012	39,138
2013	5,340
2014	4,000

$158,827

Note H - Leases

As of December 31, 2010, the Company leases office space under non-cancelable operating leases. Future minimum lease payments required under the leases are as follows (amounts in thousands):

Year Ending December 31,
2011	$417
2012	408
2013	400
2014	364
2015	364
Thereafter	987

$2,940

The leases contain options for renewals after the expiration of the current lease terms. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2010, 2009 and 2008 amounted to $430,000, $387,000 and $189,000, respectively.

Note I - Borrowings

Short-term borrowings

The Company has remaining credit availability totaling approximately $150.5 million from the FHLB, with no short term outstanding balances at December 31, 2010 or December 31, 2009. The Company also has credit availability totaling approximately $50.5 million from the Federal Reserve Bank (“FRB”), with no short term outstanding balances at December 31, 2010 or December 31, 2009. Any outstanding borrowings held by the Bank are appropriately collateralized. The Company had no short-term balances outstanding at December 31, 2010. The Company had $520,000 short-term borrowings at the daily rate of 0.25% with Pacific Coast Bankers Bank at December 31, 2009. The balance was outstanding for one day.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Long-term debt

The Company is a member of the FHLB. As a member, the Company is required to invest in the stock of the FHLB. The stock is carried at cost since it has no quoted fair value. All stock in the FHLB, together with various investment securities and a blanket lien of $110.8 million on qualifying loans, are pledged as collateral to secure any borrowings. At December 31, there were the following borrowings:

Maturity	Fixed Interest Rate	2010	2009
		(Amounts in thousands)
March 17, 2010	5.92%	$—	$1,500
March 17, 2010	5.71%	—	2,500
September 21, 2010	3.98%	—	6,000
February 28, 2011	2.37%	5,000	5,000
November 30, 2017	2.98%	10,000	10,000

		$15,000	$25,000

At December 31, 2010 and 2009, the weighted average interest rates on the above advances were 2.78% and 3.54%, respectively. The above borrowings have been classified as long-term debt in the balance sheet.

The Company has issued $8.8 million of Junior Subordinated debentures to its wholly owned capital trusts, MidCarolina I and MidCarolina Trust II, to fully and unconditionally guarantee the preferred securities issued by the Trusts. These long term obligations, which currently qualify as Tier I capital for the Company, constitute a full and unconditional guarantee by the Company of the Trusts’ obligations under the Capital Trust Securities. The trusts are not consolidated in the Company’s financial statements.

A description of the Junior Subordinated debentures outstanding payable to the trusts is as follows:

	Date of Issuance	Interest Rate	Maturity Date	(Amounts in thousands) Principal Amount
Issuing Entity				2010	2009

MidCarolina I	10/29/2002	Libor plus 3.45%	11/07/2032	$5,155	$5,155

MidCarolina Trust II	12/03/2003	Libor plus 2.90%	10/07/2033	3,609	3,609

				$8,764	$8,764

The Company is able to repay the debt five years after the issuance date.

Note J - Income Taxes

The significant components of the provision for income taxes are as follows for the years ended December 31:

	2010	2009	2008
	(Amounts in thousands)
Current tax provision:
Federal	$905	$1,521	$1,836
State	282	411	478

	1,187	1,932	2,314

Deferred tax provision (benefit):
Federal	(989)	(927)	(458)
State	(212)	(187)	(115)

	(1,201)	(1,114)	(573)

Net provision for income taxes	$(14)	$818	$1,741

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

A reconciliation of expected income taxes at the statutory federal income tax rate of 34% with the recorded provision for income taxes follows:

	2010	2009	2008
	(Amounts in thousands)

Income tax at statutory rate	$327	$1,086	$1,841

Increase (decrease) in income tax resulting from:
State income taxes, net of federal tax effect	46	148	240
Income from bank-owned life insurance	(114)	(97)	(102)
Nontaxable interest	(366)	(349)	(246)
Other	92	30	7

Provision for income taxes	$(14)	$818	$1,741

The tax effects of temporary differences that give rise to significant portions of deferred tax assets (liabilities) at December 31 were are follows:

	2010	2009
	(Amounts in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$3,495	$2,709
Deferred compensation	575	496
Impairment of investment securities	125	114
Write-downs of other real estate owned	272	114
Nonqualified stock options	175	108
Other	45	37
Unrealized holding losses on investment securities available for sale	612	248

Total deferred tax assets	5,299	3,826

Deferred tax liabilities relating to:
Property and equipment	(61)	(127)
Deferred loan fees	(137)	(163)

Total deferred tax liabilities	(198)	(290)

Net recorded deferred tax asset	$5,101	$3,536

It is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes. There were no interest or penalties accrued during the year. The Bank’s federal and state income tax returns are subject to examination for fiscal years ending on or after December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Note K - Noncumulative Perpetual Preferred Stock

On August 15, 2005, the Company issued $4.8 million of noncumulative, perpetual preferred stock, with no par value and liquidation preference of $1,000. The preferred stock is non-voting, other than having class voting rights on certain matters, and pays noncumulative dividends quarterly at a fixed rate of 8.432% through August 15, 2010 and then floats, based upon the London Interbank Offered Rate (“LIBOR”) plus 3.75%. Liquidation is restricted for the first five years. Beginning on August 15, 2010 the preferred stock is callable based upon the following table:

Redemption During the 12-Month Period Beginning August 15	Percentage of Principal Amount

2010	105.0%
2011	104.5
2012	104.0
2013	103.5
2014	103.0
2015	102.5
2016	102.0
2017	101.5
2018	101.0
2019	100.5
2020	100.0

Note L - Savings Plan

The Company maintains a contributory savings plan under Section 401(k) of the Internal Revenue Code covering all employees who have completed three months of service and are at least eighteen years of age. Under the plan, employee contributions are matched by the Company in an amount equal to 100% of the first 6% of compensation contributed by the employee. Total savings plan expense for the years ended December 31, 2010, 2009 and 2008 was $107,000, $114,000 and $223,000, respectively.

Note M - Stock Options

During 2008, the Board of Directors and shareholders of the Bank approved a Non-Qualified Stock Option Plan for certain original directors of the Bank and 250,000 shares of authorized and unissued stock were reserved for award.

In 2008, the Board of Directors and shareholders of the Bank amended the Incentive Stock Option Plan for officers and key employees, originally approved in 2004, to increase the number of shares available for award by 159,571. Under the provisions of the Plan, grants are made at the discretion of an administrative committee appointed by the Board of Directors at the fair value of the stock on the date of grant. The Board originally reserved 326,700 shares of authorized and unissued stock for grant.

In 2004, the Board of Directors and shareholders of the Company approved the MidCarolina Financial Corporation Omnibus Stock Ownership and Long Term Incentive Plan (“2004 Omnibus Plan”) for officers and key employees. Under the provisions of the 2004 Omnibus Plan, Rights (as defined in the 2004 Omnibus Plan) are awarded at the discretion of an administrative committee appointed by the Board of Directors at the fair value of the stock on the date of grant. The Board reserved 412,500 shares of authorized and unissued stock for grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

A summary of the Company’s stock option activity and related information for the year ended December 31, 2010:

	Outstanding Options		Exercisable Options
	Number shares	Average Exercise Price	Number shares	Aggregate Exercise Price

At December 31, 2009	395,429	$8.59	308,790	$8.70
Options granted/vested	—	—	—	—
Options exercised	—	—	—	—
Options forfeited	23,925	6.97	—	—

Outstanding at December 31, 2010	371,504	$8.70	308,790	$8.82

	Number of shares	Weighted Average Grant Date Fair Value

Non vested shares at December 31, 2009	86,657	$8.22
Options vested	1,496	8.82
Options exercised	—	—
Options forfeited	23,925	6.97

Non vested shares at December 31, 2010	61,236	$8.08

The weighted average remaining contractual term of options outstanding and options exercisable at December 31, 2010 and 2009 is 6.14 years and 6.93 years, respectively.

The estimated per share fair value of options granted together with the assumptions used in estimating these fair values, are displayed below:

	2010	2009	2008

Estimated fair value of options granted	$—	$2.87	$3.16

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 3 years trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the year ended December 31, 2009 and 2008.

The estimated average per share fair value of options granted, using the Black-Scholes methodology, together with the assumptions used in estimating those fair values, are displayed below.

	2009	2008
Assumptions in estimating option values:
Risk-free rate	2.40%	3.22%
Dividend yield	0%	0%
Volatility	30.13%	29.26%
Expected life	8.0 years	6.5 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

For the years ended December 31, 2010, 2009 and 2008, the intrinsic value of options exercised was approximately:

2010	2009	2008

$—	$—	$2.6 million

There were no options exercised during 2010 or 2009. Cash received from options exercised under all share-based payment arrangements for year ended December 31, 2008 was approximately $792,000. The actual tax benefit in shareholders equity realized for the tax deduction from option exercise in the share-based payment arrangements totaled $498,000 for the year ended December 31, 2008.

The unrecognized compensation expense for outstanding options at December 31, 2010 was $588,000 which will be recognized over the service period to vesting of each award.

Note N - Officers’ Deferred Compensation

In 2002, the Company implemented a non-qualifying deferred compensation plan for certain key executive officers. The Company has purchased life insurance policies on the participating officers in order to offset the cost of benefit payments. Benefits for each officer participating in the plan will accrue and vest during the period of employment, and will be paid in monthly benefit payments over the participant’s life after retirement. The plan also provides for payment of disability or death benefits in the event a participating officer becomes permanently disabled or dies while employed at the Bank. Provisions of $205,000 in 2010, $192,000 in 2009 and $180,000 in 2008 were expensed for future benefits to be provided under this plan. The total liability under this plan was $ 1.3 million at December 31, 2009 and $1.1 million at December 31, 2008, and is included in accrued expenses and other liabilities in the accompanying consolidated statements of financial condition.

Note O - Employment Agreement

The Company has entered into employment agreements with certain key officers to ensure a stable and competent management base. In the event of a change in control of the Company, as defined in the agreements, the acquirer will be bound to the terms of the agreements.

Note P - Contingent Liabilities and Commitments

The Company’s consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, letters of credit and commitments to sell loans.

A summary of the Company’s commitments and contingent liabilities at December 31, 2010 is as follows (amounts in thousands):

2010
Unfunded commitments to extend credit under existing equity line and commercial lines of credit	$54,378
Commitments to sell loans held for sale	2,958
Financial standby letters of credit, net	2,138

Commitments to originate new loans or extend credit and letters of credit all include exposure to some credit loss in the event of nonperformance by the customer. The Company’s credit policies and procedures for credit commitments are the same as those for extensions of credit that are recorded in the balance sheets. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Company. The Company has not incurred any losses on its commitments in 2010, 2009 or 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

The capital and credit markets have experienced volatility for more than a year. More recently, the volatility and disruption has increased, and the markets have produced a downward pressure on stock prices and credit availability for many issuers without regard to their underlying financial strength. This has been particularly the case with respect to financial institutions, and the market prices of the stock of financial services companies in general, including the Company’s, are at their lowest levels in recent history. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on the Company’s ability to access capital and on our business, financial condition and results of operations.

Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. The aggregate fair value of the commitments is immaterial.

Financial standby letters of credit are conditional lending commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Note Q - Shareholders’ Equity

Regulatory Matters

During June 2010, the Bank’s Board of Directors entered into an agreement called a Memorandum of Understanding (the “Memorandum”) with the FDIC and North Carolina Commissioner of Banks under which the Bank will move in good faith to take various actions designed to improve the Bank’s lending procedures and other conditions related to its operations. The Memorandum provides for the Board to (i) review and formulate objectives relative to liquidity and growth, including a reduction in reliance on volatile liabilities, (ii) formulate plans for the reduction and improvement in adversely classified assets, (iii) review compliance with and, as necessary, modify written policies regarding asset/liability, investment and funds management, (iv) oversee and enforce loan underwriting procedures and implement policies regarding other real estate and an effective loan documentation system, (v) not pay any dividend without the approval of the regulators, (vi) review officer performance and consider additional staffing needs, and (vii) provide progress reports and submit various other information to the regulators.

During October 2010, the Company’s Board of Directors entered into a separate Memorandum of Understanding with the Federal Reserve Bank of Richmond (the “FRB”) under which the Company may not receive dividends from the Bank, pay dividends on the Company’s common or preferred stock or payments on its trust preferred securities, incur additional debt, or redeem any outstanding stock, without prior regulatory approval.

As a North Carolina banking corporation, the Bank may pay cash dividends to the Company only out of undivided profits as determined pursuant to North Carolina banking laws. However, regulatory authorities may limit payment of dividends when it is determined that such a limitation is in the public interest and is necessary to ensure a bank’s financial soundness.

The Bank is subject to the capital requirements of the FDIC. The FDIC requires the Bank to maintain minimum ratios of Tier I capital to total risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. To be “well-capitalized,” the FDIC requires ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets of 6% and 10%, respectively. Tier I capital consists of total shareholders’ equity calculated in accordance with accounting principles generally accepted in the United States of America less intangible assets, and total capital is comprised of Tier I capital plus certain adjustments, the only one of which applicable to the Bank is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

the allowance for loan losses. Risk-weighted assets refer to the on- and off-balance sheet exposures of the Bank adjusted for their relative risk levels using formulas set forth in FDIC regulations. The Bank is also subject to a FDIC leverage capital requirement, which calls for a minimum ratio of Tier I capital to quarterly average total assets of 4% and a ratio of 5% to be “well-capitalized.”

As of December 31, 2010 and 2009, the Bank’s capital ratios exceeded levels deemed “well-capitalized” under the regulatory framework for prompt corrective action. There are no events or conditions since the notification that management believes have changed the Bank’s category. However, the Bank is subject to discretionary actions by regulators. Currently the Company may not receive dividends from the Bank, pay dividends on the Company’s common or preferred stock or payments on its trust preferred securities, incur additional debt, or redeem any outstanding stock, without prior regulatory approval.

	For the Bank		Minimum Requirements
	Capital Amount	Capital Ratio	For Capital Adequacy	To Be Well Capitalized
	(Dollars in thousands)
As of December 31, 2010
Tier I capital (to risk-weighted assets)	$49,321	11.77%	4.00%	6.00%
Total capital - Tier II capital (to risk-weighted assets)	54,609	13.03%	8.00%	10.00%
Leverage - Tier I capital (to average assets)	49,321	9.03%	4.00%	5.00%

As of December 31, 2009
Tier I capital (to risk-weighted assets)	$48,436	10.54%	4.00%	6.00%
Total capital - Tier II capital (to risk-weighted assets)	54,197	11.80%	8.00%	10.00%
Leverage - Tier I capital (to average assets)	48,436	8.67%	4.00%	5.00%

The Company is also subject to these capital requirements except for the prompt corrective action requirements of the FDIC.

Note R - Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 2010 and 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks, Federal Funds Sold and Interest-Earning Deposits

The carrying amounts for cash and due from banks, federal funds sold and interest-earning deposits approximate fair value because of the short maturities of those instruments. These instruments are considered cash and cash equivalents.

Investment Securities

Fair value for investment securities, excluding FHLB stock, is based on quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB.

Loans Held for Sale

Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans

For certain homogeneous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. However, the values derived likely do not represent exit prices due to the distressed market conditions; therefore, incremental market risks and liquidity discounts of approximately 8% were subtracted to reflect the illiquid and distressed conditions at December 31, 2010 and 2009.

Investment in Life Insurance

The carrying value of life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurer.

Deposits, Short-term Borrowings and Long-term Debt

Deposits and short-term borrowings without a stated maturity, or insignificant term to maturity, including demand, interest bearing demand, savings accounts and FHLB borrowings are reported at their carrying value. No value has been assigned to the franchise value of deposits. For other types of deposits and long-term debt, with fixed rates and longer maturities is estimated based upon the discounted value of projected future cash outflows using the rates currently offered for instruments of similar remaining maturities.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amounts of accrued interest receivable and accrued interest payable are assumed to approximate fair values.

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note P, it is not practicable to estimate the fair value of future financing commitments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

The following table presents the carrying values and estimated fair values of the Company’s financial instruments at December 31, 2010 and 2009:

	Carrying value	Estimated fair value
	(Amounts in thousands)
As of December 31, 2010
Financial assets:
Cash and cash equivalents	$13,706	$13,706
Investment securities available for sale	90,152	90,152
Loans held for sale	2,958	2,958
Loans, net	390,603	367,483
Federal Home Loan Bank stock	2,075	2,075
Investment in life insurance	8,514	8,514
Accrued interest receivable	1,801	1,801
Financial liabilities:
Deposits	$465,873	$461,447
Short-term borrowings	—	—
Long-term debt	23,764	24,124
Accrued interest payable	279	279

As of December 31, 2009
Financial assets:
Cash and cash equivalents	$9,429	$9,429
Investment securities available for sale	70,719	70,719
Loans held for sale	228	228
Loans, net	430,780	402,646
Federal Home Loan Bank stock	2,322	2,322
Investment in life insurance	8,179	8,179
Accrued interest receivable	2,150	2,150
Financial liabilities:
Deposits	$465,020	$462,740
Short-term borrowings	520	520
Long-term debt	33,674	34,684
Accrued interest payable	485	485

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Note S - FAIR VALUE MEASUREMENTS

The Company adopted FASB’s Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures, effective January 1, 2009, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. From time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale and other real estate owned. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting write-downs of individual assets.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds, private label collateralized mortgage obligations and corporate debt securities.

Securities classified as Level 3 include asset-backed securities and corporate debt securities in less liquid markets.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans subject to nonrecurring fair value adjustments as Level 2.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as impaired, management measures impairment on an individual basis. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. As of December 31, 2010, the Bank identified $20.2 million in impaired loans. Of these impaired loans, $9.1 million required a specific reserve of $2.1 million, which was charged off prior to year-end resulting in a net fair value of $7.0 million, in addition to $6.7 million in impaired loans maintaining a specific reserve of $695,000 at year-end, for a net fair value of impaired loans of $13.0 million. As of December 31, 2009, the Bank identified $11.0 million in impaired loans. Of these impaired loans, $8.2 million were identified to have impairment of $1.2 million for a net fair value of $7.0 million. The determination of impairment was based on the estimated fair market value of collateral for each loan determined through the use of appraisals and subjected to further discounts by management, which is considered to be a Level 3 input.

Other Real Estate Owned

Other real estate owned is adjusted to fair value at the date of transfer subject to future impairment. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When fair value of the collateral is based on an observable market price or a current appraised value, the Company records the other real estate owned as nonrecurring Level 2. When an appraised value is not available

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the other real estate owned as nonrecurring Level 3.

There were no transfers between Level 1 and Level 2 for the year-ended December 31, 2010. The following table summarizes quantitative disclosures about the fair value measurement for each category of assets carried at fair value as of December 31, 2010 (Dollars in thousands):

Description	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available for sale securities:
U.S. Agency securities	$10,505	$—	$10,505	$—
Mortgage backed securities	39,214	—	39,214	—
Government enterprise CMO’s	8,693	—	8,693	—
Private label CMO’s	726	—	726	—
State and municipal securities	30,704	—	30,704	—
Subordinated debenture	310	—	—	310

	90,152	—	89,842	310

Impaired loans	13,037	—	—	13,037
Other real estate owned	7,244	—	—	7,244

The following table summarizes quantitative disclosures about the fair value measurement for each category of assets carried at fair value as of December 31, 2009 (Dollars in thousands):

Description	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available for sale securities:
U.S. Agency securities	$12,057	$—	$12,057	$—
Mortgage backed securities	24,917	—	24,917	—
Private label CMO’s	4,976	—	4,976	—
State and municipal securities	28,449	—	28,449	—
Subordinated debenture	320	—	—	320

	70,719	—	70,399	320

Impaired loans	7,042	—	—	7,042
Other real estate owned	2,876	—	—	2,876

The table below presents reconciliation for the period of December 31, 2009 to December 31, 2010 for all Level 3 assets that are measured at fair value on a recurring basis. At December 31, 2009, $2.3 million of securities were transferred from Level 3 to Level 2 resulting from enhanced measurement capabilities of third party valuations.

Available-for-sale securities
(Dollars in thousands)

Beginning Balance December 31, 2009	$320
Total realized and unrealized gains or losses:
Included in earnings	—
Included in other comprehensive income	(10)
Purchases, issuances and settlements	—
Transfers in (out) of Level 3	—

Ending Balance December 31, 2010	$310

Note T - Parent Company Financial Data

The Company’s condensed statement of financial condition as of December 31, 2010 and 2009, and its related condensed statements of operations and cash flows for the three year period ended December 31, 2010, are as follows:

Condensed Statement of Financial Condition

December 31, 2010 and 2009

(Amounts in thousands)

	2010	2009
Assets:
Cash in banks	$446	$—
Investment in subsidiaries	48,610	48,302
Other assets	186	698

Total assets	$49,242	$49,000

Liabilities and Shareholders’ Equity:
Liabilities:
Junior subordinated debentures	$8,764	$8,764
Other liabilities	54	51

Total liabilities	8,818	8,815

Shareholders’ Equity:
Preferred stock	4,819	4,819
Common stock	15,162	14,958
Retained earnings	21,418	20,805
Accumulated other comprehensive loss	(975)	(397)

Total shareholders’ equity	40,424	40,185

Total liabilities and shareholders’ equity	$49,242	$49,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

Condensed Statements of Operations

Years ended December 31, 2010, 2009 and 2008

(Amounts in thousands)

	2010	2009	2008

Undistributed earnings of subsidiaries	$682	$1,755	$3,105
Subsidiary dividend income	615	980	1,140
Interest expense	(320)	(359)	(571)
Income tax benefit	—	—	—

Net income	977	2,376	3,674
Dividends on preferred stock	(364)	(417)	(417)

Net income available to common shareholders	$613	$1,959	$3,257

Condensed Statements of Cash Flow

Years ended December 31, 2010, 2009 and 2008

(Amounts in thousands)

	2010	2009	2008

Cash flows from operating activities:
Net income	$977	$2,376		3,674
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings of subsidiaries	(682)	(1,755)		(3,105)
Stock compensation expense	204	332		46
Amortization	9	9		9
Increase in other assets	(512)	(157)		(144)
Increase (decrease) in other liabilities	(6)	(55)		(18)

Net cash provided by operating activities	810	750		462

Cash flows from investing activities:
Capital contributions to bank subsidiary	(204)	(333)		(1,335)

Net cash used by investing activities	(204)	(333)		(1,335)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	—		792
Tax benefit from exercise of stock options	—	—		498
Non-cumulative perpetual preferred stock dividends paid	(364)	(417)		(417)

Net cash (used) provided by financing activities	(160)	(417)		873

Net increase in cash and cash equivalents	446	—		—

Cash and cash equivalents, beginning	—	—		—

Cash and cash equivalents, ending	$446	$—	$